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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANTS



1.   Subsidiaries of PSF Group Holdings, Inc.

     a.   Premium Standard Farms, Inc., a Delaware corporation*


2.   Subsidiaries of Premium Standard Farms, Inc.

     a.   The Lundy Packing Company, a North Carolina corporation*

     b. Premium Standard Farms of North Carolina, Inc., a Delaware corporation*

3.   Subsidiaries of Premium Standard Farms of North Carolina, Inc.

     a.   Lundy International, Inc., a North Carolina corporation*

4.   Subsidiaries of The Lundy Packing Company

     a.   L&H Farms, LLC, a North Carolina limited liability company**

5.   Subsidiaries of Lundy International, Inc.

     a.   L&S Farms, a North Carolina general partnership***



*    a wholly-owned subsidiary of the respective Registrant

**   a 50% owned subsidiary of the respective Registrant

***  a 60% owned subsidiary of the respective Registrant